EX 10.20
                    FIRST AMENDMENT TO STOCK OPTION AGREEMENT

         THIS FIRST  AMENDMENT  TO STOCK  OPTION  AGREEMENT,  dated May 30, 1996
(this "Amendment") is entered into between Fluor Daniel, Inc., a California corporation (the "Purchaser"), and Fluor Daniel GTI, Inc. a Delaware corporation (the "Company"). The Company was formerly known as "Groundwater Technology, Inc."

         WHEREAS, the Purchaser and the Company entered into that certain Stock Option Agreement, dated as of December 11, 1995 (the "Option Agreement"), pursuant to which, the Company granted to the Purchaser an option to purchase certain shares of Common Stock of the Company, subject to certain adjustments; and

         WHEREAS, the parties desire to amend the Option Agreement as set forth below:

         NOW, THEREFORE, the parties hereto, in consideration of the premises and agreements herein contained and intending to be legally bound hereby, agree as follows:

         1. The fifth and sixth sentences of Section 1 of the Option Agreement are hereby amended and restated in their entirety to read as follows:

                  For purposes of the adjustments described in this section, the "Adjustment Fraction" means a fraction, the numerator which equals the Current Market Price (as defined below) of a share of Old Common Stock, and the denominator of which equals the Current Market Price of a share of New Common Stock. The "Current Market Price" of a share of Old Common Stock or a share of New Common Stock means the average per share closing price for the five trading days immediately preceding the Closing Date, in the case of the Old Common Stock, and the five trading days immediately following the Closing Date, in the case of the New Common Stock, as reported on the NASDAQ National Market.

         This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument. Except as amended herein, the Option Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date and year first above written.

Fluor Daniel GTI, Inc.                    Fluor Daniel, Inc.


By:  /s/ Walter C. Barber                 By: /s/ DL Myers
   ---------------------------------      ---------------------------------
         Walter C. Barber, President              David L. Myers, Vice President